Exhibit 10.22

DELIVERY AND CUSTOMER SERVICES AGREEMENT

This DELIVERY AND CUSTOMER SERVICES AGREEMENT (this “Agreement”) is dated as of May 28, 2008 and is by and between NuCO2 LLC (the “Contract Holder”), a Delaware limited liability company, and NuCO2 Supply LLC (the “Equipment Holder”), a Delaware limited liability company.

RECITALS

WHEREAS, the Contract Holder has acquired, entered into and, from time to time, will enter into written and unwritten contracts (“Customer Contracts”) with third party customers (“Customers”) or has acquired Contract Revenue Streams related to Customer Contracts which could not be assigned to the Contract Holder for or related to, among other things, (i) the delivery of liquid and high pressure carbon dioxide and other gases (“Bulk Gases”) and related tanks and other equipment (“Customer Location Equipment”), (ii) whether on-site or off-site, the replacement, refurbishment, maintenance and servicing of Customer Location Equipment (the “Maintenance Services”) and (iii) products and services related to the foregoing (the services in clauses (i) through (iii) collectively, the “Delivery Services”);

WHEREAS, the Contract Holder desires to (i) service and collect on all Customer Contracts and Contract Revenue Streams that it owns and will own, including without limitation, working with delinquent Customers and pursing remedies against defaulting Customers, (ii) maintain relationships with Customers by providing Customers with quality resources to satisfy inquiries and deal with emergency issues related to Bulk Gases and their Customer Location Equipment, and (iii) expand the number of Customer Contracts through new Customer Contracts with existing Customers and new Customers (collectively, “Customer Services”);

WHEREAS, the Contract Holder also desires to provide ancillary services to Customers in connection with Bulk Gases and Customer Location Equipment as the need may arise from time to time (“Ancillary Services”);

WHEREAS, the Equipment Holder (i) is party to various supply contracts for Bulk Gases and Customer Location Equipment, (ii) maintains and operates various service locations equipped to (A) receive and deliver Bulk Gases and (B) service Customer Location Equipment, (iii) owns, leases and operates delivery trucks and other delivery equipment capable of receiving Bulk Gases and Customer Location Equipment at its service locations and delivering Bulk Gases and delivering and receiving Customer Location Equipment at Customer locations; (iv) maintains and operates a facility to manage and otherwise deal with inquiries and emergency issues related to Bulk Gases and Customer Location Equipment and (v) has arrangements for the personnel required to conduct each of the foregoing activities; and

WHEREAS, the Contract Holder desires to engage the Equipment Holder to perform (i) the Delivery Services under the Customer Contracts, (ii) Customer Services, (iii) Ancillary Services and (iv) certain other services described herein on its behalf and the Equipment Holder is willing to perform such services pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Defined Terms.

(a)           Except as otherwise expressly provided herein or unless the context otherwise requires, the capitalized terms used, but not defined herein shall have the respective meanings specified in Annex A of that certain base indenture, dated as of May 28, 2008, by and among NuCO2 Funding LLC (the “Master Issuer”), NuCO2 IP LLC, the Contract Holder, the Equipment Holder and the Administrative Agent and Trustee, as supplemented by that certain Series 2008-1 Supplement dated as of the same date (collectively, the “Indenture”), which is incorporated herein by this reference.  The definitions of such terms are equally applicable both to the singular and plural forms of such terms.  As used in this Agreement, “Intercompany Agreement MAE” shall mean a material adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Co-Issuers or (ii) the ability of the Co-Issuers to perform (A) their obligations under any of the Intercompany Agreements or (B) their obligations under the Customer Contracts (taken as a whole).  As used in this Agreement, “Intercompany Agreement” shall mean any of this Agreement, the Employee Services Agreement, the Securitization IP License Agreement, the Contribution Agreements, the Transaction Management Agreement, the Master Management Agreement and any other agreement entered into by and between the Affiliates of NuCO2 pursuant to or related to the Indenture.

(b)           All references in this instrument to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this instrument as originally executed or if amended or supplement, as so amended and supplemented.  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.  The words “including” and “include” shall be deemed to be followed by the words “without limitation”.

ARTICLE II.

CONTRACT SERVICES

Section 2.1.  Delivery Services.  The Equipment Holder hereby agrees to diligently and timely perform, on behalf of the Contract Holder,  all of the Delivery Services and other duties and obligations imposed upon the Contract Holder under and pursuant to each assigned Customer Contract and Contract Revenue Stream.  The Equipment Holder’s obligations hereunder shall be applicable to all Customer Contracts existing on the date hereof (the “Existing Customer Contracts”), all Contract Revenue Streams and all future Customer Contracts which the Contract Holder may enter into or acquire from time to time during the term of this Agreement.  Concurrently, with the execution of this Agreement, the Contract Holder has delivered to the Equipment Holder a listing of all Existing Customer Contracts (which may be in the form of Contributed Assets Schedules received by the Contract Holder from the Master Issuer) and copies thereof (either in hard copy or electronic format) and the Equipment Holder hereby acknowledges receipt thereof.  The Contract Holder hereby agrees to promptly advise the Equipment Holder and provide copies of each new Customer Contract entered into or acquired by the Contract Holder as well as any modifications, amendments or other changes to a Customer Contract; provided, the Contract Holder will not be required to do so if the Equipment Holder is aware of a new Customer Contract or a modified Customer Contract through its performance of Customer Services hereunder.

Section 2.2.  Customer Services.   The Equipment Holder hereby agrees to diligently and timely perform various services related to the Customers and Customer Contracts on behalf of the Contract Holder (collectively, the “Customer Services”) which shall include without limitation the following:

(a)           perform standard accounting services and general record keeping services with respect to the Customer Contracts and related Customer Location Equipment;

(b)           respond to telephone and written inquiries from Customers in a prompt and thorough manner;

(c)           provide, or contract for the provision of, a Customer services call center (a “Call Center”) which will, among other things, provide a facility for the receipt of calls from Customers in respect of requests for service, complaints regarding service, and emergency conditions, manned on a 24 hour basis;

(d)           invoice Customers on a regular basis and contact Customers to effect collections and to discourage delinquencies in the payment of amounts due under Customer Contracts and other Ancillary Services and doing so by any lawful means;

(e)           take such other action as may be necessary or appropriate in the discretion of the Equipment Holder (after consultation with the Master Manager) for the purpose of collecting amounts due from Customers;

(f)            work and cooperate with the Master Manager and the Contract Holder to (i) monitor industry conditions and adopt practices (including revision, from time to time,  of the Collection Policy, the current version of which is attached hereto as Exhibit A) to meet changing needs of Customers and the Bulk Gases business and (ii) develop business strategies to continue to develop and expand the Contract Holder’s Customer base and the products and services offered to such Customers;

(g)           provide marketing services for the Contract Holder with the objective of increasing the number of Customer Contracts through new Customer Contracts with existing Customers and new Customers;

(h)           provide credit underwriting and monitoring services of existing Customers and potential Customers;

(i)            negotiate Customer Contracts and the terms of Ancillary Services with Customers and, subject to Section 2.6(d) below, prepare written Customer Contracts for execution by Customers and by the Contract Holder or by the Transaction Manager on behalf of the Contract Holder;

(j)            subject to Section 2.6(d) below, use commercially reasonable efforts to convert any non-written Customer Contracts to written Customer Contracts;

(k)           on behalf of the Contract Holder, advance all due and payable state taxes to the applicable state taxing authorities and report tax information to Customers and taxing authorities to the extent required by law;

(l)            work with the Contract Holder, the Transaction Manager and the Master Manager to ensure that all the Equipment Holder’s collection, servicing and origination practices are in material compliance with Requirements of Law;

(m)          with respect to Customer Location Equipment, as provided in Sections 2.4 and 2.5 hereof; and

(n)           use commercially reasonable efforts to mitigate service outages to Customers.

Section 2.3.  Ancillary Services.  The Equipment Holder agrees to use commercially reasonable efforts to comply with all Customer requests for Ancillary Services not covered under Customer Contracts.

Section 2.4.  Sale of Customer Location Equipment.   To the extent that a Customer requests to purchase a new or replacement piece of Customer Location Equipment, the Equipment Holder shall use commercially reasonable efforts to procure such Customer Location Equipment and shall promptly (i) provide such Customer Location Equipment to the Contract Holder for resale to such Customer and (ii) deliver such Customer Location Equipment to such Customer.  With respect to each piece of Customer Location Equipment that is sold to a Customer, the Contract Holder shall pay

the applicable Customer Location Equipment Costs.   The Contract Holder shall pay the Equipment Holder such Customer Location Equipment Costs on the Weekly Allocation Date immediately following the Contract Holder’s receipt of payment from the related Customer.

Section 2.5.  Master Lease of Customer Location Equipment.   To the extent a Customer Contract (including but not limited to any Existing Customer Contract) includes a lease of Customer Location Equipment to a Customer, the Equipment Holder hereby agrees to and hereby leases such Customer Location Equipment to the Contract Holder.   The Equipment Holder acknowledges and agrees that pursuant to a Customer Contract, the Contract Holder is permitted to and will sublease such Customer Location Equipment to the related Customer.  The Contract Holder agrees that title to such Customer Location Equipment shall at all times remain vested in the Equipment Holder unless transferred to the Contract Holder or Customer through sale.  The Contract Holder shall not hold itself out at any time as having title to any Customer Location Equipment and shall keep the Customer Location Equipment free from levies, liens and encumbrance of all kinds. All lease payments for Customer Location Equipment by the Contract Holder will be included in the Delivery and Customer Services Fee on each Weekly Allocation Date.

Section 2.6.  Servicing Standard.

(a)           The Equipment Holder agrees to provide all of the services described in this Article II (the “Contract Services”) using that standard of care (i) (A) used by the Master Manager prior to the Closing Date in managing and servicing its Customers’ needs and (B) to the extent of changed circumstances, practices, technologies, strategies or implementation methods, procedures and degrees of care, that is at least equal or superior to that employed by third parties generally recognized as competent managers of the business of delivering services similar to Contract Services, (ii) as would enable the Equipment Holder to provide in all material respects all of the Delivery Services and any agreed upon Ancillary Services and to comply in all material respects with all of the other duties and obligations of the Contract Holder under the Customer Contracts and (iii) in compliance in all material respects with all applicable requirements of law (the “Servicing Standard”).

(b)           Subject to paragraph (c) below and the other terms of this Agreement, the Equipment Holder shall have the right to exercise reasonable discretion in connection with the performance and delivery of the Contract Services.  The Equipment Holder shall pay all costs and expenses incurred in connection therewith that may be necessary or advisable for the carrying out of the transactions contemplated by this Agreement.  The Equipment Holder may, for its own account, seek the assistance of other parties in carrying out its duties hereunder and enter into separate agreements therefor, provided that the Equipment Holder will at all times remain primarily liable for its duties and obligations hereunder.

(c)           The Equipment Holder shall consult with and obtain written approval from the Contract Holder for any action it may propose to take in connection with a Customer or a Customer Contract that is not within the ordinary course of business or expressly permitted under such Customer Contract or the agreed-upon terms with a Customer with respect to Ancillary Services.  Neither party hereunder shall take any action pursuant to this Agreement which is inconsistent with, or would cause the other party to default under, violate or otherwise breach any provision of a Customer Contract or the Transaction Documents to which such Person is a party.

(d)           The Equipment Holder agrees that in performing its duties under Section 2.2(i) and (j) above, it will not originate any new unwritten Customer Contracts except for unwritten Customer Contracts (i) with McDonald’s Corporation, its Affiliates and franchisees and (ii) with new owners of Customers at the same Customer location for which an unwritten or written Customer Contracts already exists; provided, however, that the Customer Contracts under the Fill Plan may be unwritten if the Equipment Holder, after consultation with the Master Manager determines that it is commercially reasonable to enter into such Customer Contracts in an unwritten form.

ARTICLE III.

COVENANTS

Section 3.1.  Service Locations.  During the term of this Agreement, the Equipment Holder agrees, in accordance with the Servicing Standard and to the extent necessary to deliver and perform the Contract Services, to acquire, own, hold, lease, contract for and otherwise maintain and operate service locations (each, a “Service Location”) where (i) Bulk Gases can be received, stored and transferred to Delivery Equipment (as defined below), (ii) Customer Location Equipment can be received, stored, maintained, refurbished, serviced and transferred to Delivery Equipment for delivery to Customers, (iii) Service Location Equipment (as defined below), Maintenance Equipment and Delivery Equipment can be housed, refurbished and serviced and (iv) other Customer related and delivery activities related to Delivery Services can be based.  The Equipment Holder agrees to maintain, at all times, sufficient Service Locations as the Equipment Holder deems necessary to deliver and perform the Contract Services in accordance with the Servicing Standard.

Section 3.2.  Service Location Equipment.  During the term of this Agreement, the Equipment Holder agrees, in accordance with the Servicing Standard, to acquire, own, hold, lease, contract for and otherwise maintain suitable Bulk Gas storage tanks, equipment to operate such storage tanks and other related equipment (“Service Location Equipment”).  The Equipment Holder agrees to maintain, at all times, sufficient Service Location Equipment as the Equipment Holder deems necessary to deliver and perform the Contract Services in accordance with the Servicing Standard.

Section 3.3.  Maintenance Equipment.  During the term of this Agreement, the Equipment Holder agrees, in accordance with the Servicing Standard, to acquire, own, hold, lease, contract for and otherwise maintain equipment for the performance of the Maintenance Services (“Maintenance Equipment”).  The Equipment Holder agrees to maintain, at all times, sufficient Maintenance Equipment as the Equipment Holder deems necessary to deliver and perform the Contract Services in accordance with the Servicing Standard.

Section 3.4.  Delivery Equipment.  During the term of this Agreement, the Equipment Holder agrees, in accordance with the Servicing Standard, to acquire, own, hold, lease, contract for and otherwise maintain delivery trucks, related tanks and other equipment used to perform the Delivery Services (“Delivery Equipment”).  The Equipment Holder agrees to maintain all consents, approvals, authorizations, permits and licenses required by any Governmental Authority in connection with the Equipment Holder’s provision of the Delivery Services and the Equipment Holder’s acquisition, ownership, holding, leasing, contracting and/or operation of the Delivery Equipment.  The Equipment Holder agrees to maintain, at all times, sufficient Delivery Equipment as the Equipment Holder deems necessary to deliver and perform the Contract Services in accordance with the Servicing Standard.

Section 3.5.  Supply Contracts.   During the term of this Agreement, the Equipment Holder agrees to use commercially best efforts to enter into and maintain contracts with suppliers of Bulk Gases, Customer Location Equipment, Maintenance Equipment, Delivery Equipment, Service Location Equipment and such other products and services as the Equipment Holder deems necessary to deliver and perform the Contract Services hereunder in accordance with the Servicing Standard.

Section 3.6.  Call Center.   During the term of this Agreement, the Equipment Holder agrees, in accordance with the Servicing Standard, to acquire, own, hold, lease, contract for and otherwise maintain a facility for a Call Center.  The Equipment Holder agrees to monitor such Call Center and to arrange for additional personnel and other resources as are necessary to meet Customer service demands.

Section 3.7.  Other Equipment and Facilities.  During the term of this Agreement, the Equipment Holder agrees, in accordance with the Servicing Standard, to acquire, own, hold, lease, contract for and otherwise maintain sufficient office space, computers, software, telephones and other equipment and supplies as the Equipment Holder deems necessary to deliver and perform the Contract Services hereunder in accordance with the Servicing Standard.  The Equipment Holder also agrees to maintain a disaster recovery center at a location other than its principal place of business.

Section 3.8.  Personnel.  The Equipment Holder shall enter into and perform under an employee services agreement with NuCO2 Management LLC (the “Employee Services Agreement”) in order to have sufficient personnel (with the requisite skills, experience, licensing and permits) to (i) properly staff all Service Locations and the Call Center, (ii) operate Service Location Equipment, Maintenance Equipment and Delivery Equipment, (iii) otherwise satisfy the Contract Services and (iv) provide all necessary administrative and supervisory functions.   The Equipment Holder agrees to maintain and, from time to time upon consultation with the Contract Holder and the Master Manager, update a list (the “Authorized Signatory List”) of (i) persons (which may be by specific name or title) that are authorized to execute agreements, certificates, instruments and other documents on behalf of the Contract Holder (each, an “Authorized Signatory”)

and (ii) the types of agreements, certificates, instruments and other documents that each Authorized Signatory is authorized to execute on behalf of the Contract Holder (with respect to each Authorized Signatory, its “Authorized Powers”).   The Contract Holder hereby grants a power of attorney to each Authorized Signatory on the Authorized Signatory List for the Authorized Powers specified therein.  The Contract Holder further acknowledges and agrees that the Equipment Holder intends to, and is hereby authorized to, name any personnel procured under the Employee Services Agreement as an Authorized Signatory.  Notwithstanding the foregoing, the Contract Holder may modify or revoke its grant of power of attorney with respect to any or all Authorized Signatories at any time.

ARTICLE IV.

DEPOSIT OF CUSTOMER COLLECTIONS

Section 4.1.  Customer Collections.  The Equipment Holder acknowledges and agrees that all Customer Collections shall be the property of the Contract Holder.  All such Customer Collections received by the Equipment Holder shall be deposited by the Equipment Holder into the Concentration Account within two Business Days after actual knowledge of receipt thereof.

ARTICLE V.

DELIVERY AND CUSTOMER SERVICES FEE

Section 5.1.  Delivery and Customer Services Fee.  In consideration of the Equipment Holder’s agreement to perform the Contract Services, the Contract Holder hereby agrees to pay to the Equipment Holder on each Weekly Allocation Date, the Delivery and Customer Services Fee plus any Sales Tax Reimbursements, Property Tax Reimbursements, Customer Location Equipment Costs required to be paid by the Contract Holder from Customer Collections.  The “Delivery and Customer Services Fee” shall mean, for a Weekly Allocation Date, an amount equal to 98% of Adjusted Customer Collections deposited to the Concentration Account during the preceding Weekly Collection Period.   All payments by the Contract Holder to the Equipment Holder shall be made to the Equipment Holder Master Account.

ARTICLE VI.

TERM OF AGREEMENT

Section 6.1.  Term.  The term of this Agreement shall commence on the date hereof (the “Effective Date”) and, except as provided in Article IX, expire on the last day of each calendar month thereafter; provided, however, that the Contract Holder may renew this Agreement for the following calendar month if it gives the Equipment Holder prior written notice of such election (which notice will be included in the Monthly Manager’s Certificate which the Contract Holder will provide to the Transaction

Manager for further delivery on the Contract Holder’s behalf, as provided in Section 4.1(b) of the Base Indenture).  Should the Contract Holder fail to provide a written notice of renewal, it may, at any time prior to the end of the next calendar month, deliver a notice to the Equipment Holder that it wishes to reinstate this Agreement, in which case this Agreement shall be deemed to have been renewed for such calendar month.  The Equipment Holder may terminate this Agreement any time following the date that the Indenture has been satisfied and discharged in accordance with the terms thereof.

ARTICLE VII.

FORCE MAJEURE

Section 7.1.  Failure to perform.  Failure of either party to perform any of its obligations under the provisions of this Agreement by reason of any of the following events (each, a “Force Majeure Event”) shall not constitute a breach of this Agreement: strikes, picket lines, boycott efforts, fires, floods, freezes, hail, accidents, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government, acts of the public enemy, scarcity or rationing of gasoline or other fuel, inability to obtain materials or labor, or causes which are reasonably beyond the control of the party subject to such events (the “Non-Performing Party”).  In the event of a Force Majeure Event, the Non-Performing Party shall immediately notify the other party in writing and shall use its best efforts to limit and mitigate the adverse consequences arising out of such Force Majeure Event.

ARTICLE VIII.

CONFIDENTIALITY

Section 8.1.  Confidential Information.  Except as set forth in this Article VIII or as the parties hereto may otherwise agree in writing, the parties shall keep strictly confidential the terms and conditions of this Agreement and any and all information received from the other party hereunder and that is non-public or proprietary, or is otherwise designated as confidential by such party (collectively, “Confidential Information”) and, in addition, shall not use, disclose, make available, disseminate or communicate the same to any third party (except on a like confidential basis to their respective professional advisors and consultants with a need to know), except to the extent necessary for the purpose of carrying out the activities authorized by this Agreement and except to the Indenture Trustee, the Administrative Agent, the Rating Agencies, their respective legal counsel and representatives in connection with their duties or rights under the Indenture.  The parties shall use their best efforts to cause their respective Affiliates and employees to observe the provisions of this Article VIII.  Confidential Information may be disclosed by a party to comply with any law, governmental regulation or order of a court or administrative agency having jurisdiction over the subject matter or, in the opinion of its counsel, to comply with the requirements of any stock exchange on which the shares of such party are listed; provided, however, that (1) the disclosing party shall take all reasonable measures to impose an obligation to maintain the confidentiality of the Confidential Information disclosed and (2) if legally permissible and reasonably possible, the non-disclosing party shall be notified of any Confidential Information to be disclosed prior to any such disclosure; otherwise, prompt notice of such disclosure shall be given to the non-disclosing party after any such disclosure.

Section 8.2.  Exceptions.  The obligations set out in this Article VIII shall not apply to information which:

(a)           the disclosing party can show to the reasonable satisfaction of the non-disclosing party was already in its possession at the time the disclosure other than as a result of disclosure by, or acquisition from, the disclosing party or any of the disclosing party’s Affiliates;

(b)           was disclosed to the disclosing party by a third party who did not acquire it in confidence from the non-disclosing party or any of the non-disclosing party’s Affiliates; or

(c)           is available to the general public or becomes so available without fault on the part of the disclosing party, it’s Affiliates or their respective officers, directors, employees, agents or representatives or any persons acting on their behalf.

The obligations set out in this Article VIII shall continue to apply for a period of 2 years after the discharge and satisfaction of the Indenture pursuant to the terms thereof.

ARTICLE IX.

TERMINATION

Section 9.1.  Notice of Termination.  The Contract Holder may terminate this Agreement with or without cause at any time by giving at least 10 Business Days’ prior written notice to the Equipment Holder.

Section 9.2.  Default.  The Contract Holder may terminate this Agreement by giving written notice to the Equipment Holder upon the occurrence of any of the following events:

(a)           the Equipment Holder shall fail, within two Business Days after actual knowledge of receipt thereof, to remit or cause to be remitted to the Concentration Account, or as otherwise directed by the Contract Holder, any Customer Collections received by it; or

(b)           default in the performance, or breach, of any covenant of the Equipment Holder in this Agreement (not referenced in clause (a) above), and continuance of such default or breach for a period of 30 days after the earlier of (i) the date on which an officer of the Equipment Holder first has actual, personal knowledge of such default or breach and (ii) the date on which written notice, specifying in reasonable detail such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder shall have been given to the Equipment Holder; or

(c)           a failure of any representation or warranty of the Equipment Holder in this Agreement to be true and correct in all material respects as and when made, which, if susceptible of being cured, remains uncured 30 days after the earlier of (i) the date on which an officer of the Equipment Holder first has actual, personal knowledge of such failure and (ii) the date on which written notice, specifying in reasonable detail, such failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder shall have been given to the Equipment Holder; or

(d)           the entry of a decree or order for relief by a court having jurisdiction in respect of the Equipment Holder in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Equipment Holder or of any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Equipment Holder or the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(e)           the commencement by the Equipment Holder of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Equipment Holder to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Equipment Holder or any substantial part of its property or the making by the Equipment Holder of an assignment for the benefit of creditors or the failure by the Equipment Holder generally to pay its debts as such debts become due or the taking of action by the Equipment Holder in furtherance of any of the foregoing; or

(f)            a final non-appealable judgment shall be entered by any court against the Equipment Holder for the payment of money, the uninsured portion of which, together with the uninsured portion of all other outstanding final non-appealable judgments against the Equipment Holder, exceeds (i) $100,000 in the aggregate and either (A) such judgment is not discharged within the period of 30 days after entry thereof or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment shall not be in effect, or (ii) for equitable or injunctive relief that has an Intercompany Agreement MAE.

Section 9.3.  Procedures on Termination.  Upon the expiration or earlier termination of this Agreement for any reason, all the Equipment Holder’s rights hereunder shall automatically revert to the Contract Holder and the Equipment Holder shall no longer be entitled to receive any payments hereunder, except for services performed in accordance with the terms of this Agreement prior to the date of such expiration or earlier termination.  Further, the Equipment Holder agrees that, upon any such expiration or termination of this Agreement, it shall:

(a)           execute any and all documents which are deemed necessary by the Contract Holder in order to implement this provision and hereby grants to the Contract Holder an irrevocable power-of-attorney for the purpose of executing and delivering, and the power to execute and deliver, all necessary and appropriate documents and instruments on behalf of the Equipment Holder with respect thereto;

(b)           promptly deliver to the Contract Holder, or its designated assignee, all tangible Confidential Information and all other materials, records, documents, files and other information pertinent to the servicing of the Customers, whether in written or in electronic form which it may have in its possession; and

(c)           to the extent applicable, provide reasonable cooperation to the Contract Holder and any party designated by the Contract Holder as replacing the Equipment Holder in the provision of Contract Services.

ARTICLE X.

REPRESENTATIONS OF THE CONTRACT HOLDER

Section 10.1.  Representations and Warranties.  The Contract Holder represents and warrants to the Equipment Holder that all of the following representations and warranties are true and correct as of the Effective Date:

(a)           Organization, Power, Qualification.  The Contract Holder is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, has the power, legal right and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified would, individually or in the aggregate, have an Intercompany Agreement MAE.

(b)           Authorization, Enforceability.  The Contract Holder has the power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Contract Holder and is a legal, valid and binding obligation of the Contract Holder, enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by the Contract Holder do not and will not (i) require any consent or approval of any Person, except for consents and approvals that have already been obtained, (ii) violate any Requirements of Law, or (iii) conflict with, result in a breach of, or constitute a default under its Organization Documents, as the same may have been amended or restated, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any indenture, agreement or other instrument, to which the Contract Holder is a party or by which it or any of its properties or assets may be bound, which conflict, breach or default would have an Intercompany Agreement MAE.

(d)           Litigation.  There is no pending action, suit, proceeding or investigation, against or affecting the Contract Holder before any court, administrative agency, arbitrator or governmental body or, to the best knowledge of the Contract Holder, any threatened action or proceeding, against or affecting the Contract Holder before any of the foregoing which, if decided adversely to the Contract Holder, would have an Intercompany Agreement MAE.  The Contract Holder is not subject to any order of any court, governmental authority or agency or arbitration board or tribunal.

(e)           Governmental Regulation.  No consent, order or other action of, or filing with, any Governmental Authority is required by the Contract Holder in connection with the execution, delivery and performance of this Agreement, except those that have been obtained or made or where the failure to so obtain or make would not have an Intercompany Agreement MAE.

(f)            Investment Company.  The Contract Holder is not an “investment company” within the meaning of the Investment Company Act.

(g)           Bankruptcy.  The Contract Holder is not a debtor in a bankruptcy case.

(h)           Customer Contracts.  The Contract Holder either has good title to all of the Customer Contracts delivered to the Equipment Holder pursuant to Section 2.1 hereof or has been assigned the related Contract Revenue Stream.

ARTICLE XI.

REPRESENTATIONS OF THE EQUIPMENT HOLDER

Section 11.1.  Representations and Warranties.  The Equipment Holder represents and warrants to the Contract Holder that all of the following representations and warranties are true and correct as of the Effective Date:

(a)           Organization, Power, Qualification.  The Equipment Holder is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, has the power, legal right and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified would, individually or in the aggregate, have an Intercompany Agreement MAE.

(b)           Authorization, Enforceability.  The Equipment Holder has the power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Equipment Holder and is a legal, valid and binding obligation of the Equipment Holder, enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by the Equipment Holder do not and will not (i) require any consent or approval of any Person, except for consents and approvals that have already been obtained, (ii) violate any Requirements of Law, or (iii) conflict with, result in a breach of, or constitute a default under its Organization Documents, as the same may have been amended or restated, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any indenture, agreement or other instrument, to which the Equipment Holder is a party or by which it or any of its properties or assets may be bound, which conflict, breach or default would have an Intercompany Agreement MAE.

(d)           Litigation.  There is no pending action, suit, proceeding or investigation, against or affecting the Equipment Holder before any court, administrative agency, arbitrator or governmental body or, to the best knowledge of the Equipment Holder, any threatened action or proceeding, against or affecting the Equipment Holder before any of the foregoing which, if decided adversely to the Equipment Holder, would have an Intercompany Agreement MAE.  The Equipment Holder is not subject to any order of any court, governmental authority or agency or arbitration board or tribunal.

(e)           Governmental Regulation.  No consent, order or other action of, or filing with, any Governmental Authority is required by the Equipment Holder in connection with the execution, delivery and performance of this Agreement, except those that have been obtained or made or where the failure to so obtain or make would not have an Intercompany Agreement MAE.

(f)            Investment Company.  The Equipment Holder is not an “investment company” within the meaning of the Investment Company Act.

(g)           Bankruptcy.  The Equipment Holder is not a debtor in a bankruptcy case.

(h)           Capability.  The Equipment Holder has received the lists and Customer Contracts described in Section 2.1 hereof and represents and warrants that it has the necessary number or amount of Service Locations, Service Location Equipment, Delivery Equipment, Supply Contracts and personnel to deliver and perform the Contract Services in accordance with the Servicing Standard.

ARTICLE XII.

SECURITIZATION IP LICENSE

Section 12.1.  Securitization IP License.

(a)           Pursuant to the terms and conditions of the Securitization IP License Agreement, the Contract Holder grants to the Equipment Holder a non-exclusive royalty free sub-license in, and right to use, the Securitization IP in connection with the Permitted Uses (as defined in the Securitization IP License Agreement) to the extent reasonably necessary or useful for the Equipment Holder to perform its obligations hereunder.  Such sub-license shall terminate on the earlier of the date this Agreement is terminated or the date the Securitization IP License Agreement expires or is terminated.

(b)           The Equipment Holder acknowledges that it is not the owner of the Securitization IP and that its right to use the Securitization IP is derived solely from this Agreement.  The Equipment Holder acknowledges that the IP Holder is the owner or the licensee of the Securitization IP and that the Contract Holder is granting a sub-license to the Equipment Holder in accordance with and subject to the Securitization IP License Agreement.  The Equipment Holder acknowledges that it shall not acquire or claim adversely to the IP Holder or the Contract Holder the right, title or interest in and to any of the Securitization IP or any of the goodwill related thereto.  The Equipment Holder acknowledges that each and every use of the Securitization IP by the Equipment Holder under this Agreement and any and all goodwill resulting from the Equipment Holder’s use of the Securitization IP shall at all times inure to the benefit of the IP Holder and the Equipment Holder agrees to execute any and all documents that may be submitted to the Equipment Holder reasonably necessary to carry out the intention of this covenant.  This covenant shall survive termination of this Agreement for any reason.

(c)           The Equipment Holder shall promptly notify the Contract Holder of any apparent infringement of, or challenge to the Equipment Holder’s use of, or adverse claim of rights to, the Securitization IP, and the Equipment Holder shall not, unless under Requirements of Law (and then only to such extent), communicate with any Person other than the IP Holder, the Contract Holder and their respective counsel or the Equipment Holder’s counsel in connection with any such infringement, challenge or claim.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1.  Notices.  All notices from one party to the other party shall be in writing and shall be sent to the other party’s address by (a) delivery by a reputable courier service or by certified mail (return receipt requested) or (b) by facsimile transmission (or the equivalent transmission providing written confirmation of receipt at the facsimile number of the addressee) with a copy sent in either manner described in clause (a), all charges prepaid.  The date of receipt or refusal to accept shall be the effective date of any such notice.

The Contract Holder	The Equipment Holder
NuCO2 LLC	NuCO2 Supply LLC
2800 S.E. Market Place	2800 S.E. Market Place
Stuart, FL 34997	Stuart, FL 34997
Attention: General Counsel	Attention: General Counsel

Section 13.2.  Entire Agreement.  This Agreement and the other Related Documents set forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made.

Section 13.3.  Severability.  If any provision of this Agreement or the application of any provision hereof to any Person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 13.4.  CONSENT TO JURISDICTION.

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING, OR DELIVERY, OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 13.1 HEREOF.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 13.5.  Waiver of Jury Trial.  The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise.  The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury.  Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 13.5 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof.  This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

Section 13.6.  Further Assurances.  The Equipment Holder shall furnish the Contract Holder with any further instruments, in form and substance reasonably satisfactory to it which it may reasonably require or deem necessary, from time to time, to evidence, establish, protect, enforce, defend or secure it and any and all of its rights hereunder.

Section 13.7.  Amendments; Waivers.  Any term, covenant, agreement or condition of this Agreement may only be amended with the consent of the Contract Holder and the Equipment Holder or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Contract Holder and the Equipment Holder and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation (whether such amendment is executed or such consent or waiver is given before or after such failure) shall not be construed as a breach of such covenant, condition or obligation or as a default hereunder.

Section 13.8.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.  All agreements, statements, representations and warranties made by the Equipment Holder herein or in any certificate or other instrument delivered by the Equipment Holder or on its behalf under this Agreement shall be considered to have been relied upon by the Contract Holder and shall survive the execution and delivery of this Agreement.  Each of the Contract Holder and the Equipment Holder acknowledges and agrees that the rights of the Contract Holder and the Equipment Holder hereunder will be pledged to the Trustee pursuant to the Indenture.

Section 13.9.  No Bankruptcy Petition.  Each of the Contract Holder and the Equipment Holder by entering into this Agreement covenants and agrees that, prior to the date which is one year and one day after the full satisfaction and discharge of the Indenture in accordance with the terms thereof, it will not institute against, or join any other Person in instituting against, the Equipment Holder and the Contract Holder, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

Section 13.10.  Relationship of Parties.  Except as provided in Section 13.15, nothing contained in this Agreement is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy, agency or other relationship of any nature whatsoever between the Contract Holder on the one hand, and the Equipment Holder, on the other hand.  The Equipment Holder acknowledges that (a) the Equipment Holder is represented by competent counsel and has consulted counsel before executing this Agreement and (b) it has relied solely on its own judgment and advisors in entering into the transactions contemplated hereby.

Section 13.11.  Limitation on Liability; Indemnity.

(a)           None of the members, managers, shareholders, directors, officers, employees or agents of the Equipment Holder shall be under any liability to the Contract Holder or any other Person for any action taken or for refraining from the taking of any action taken in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Equipment Holder against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder.

(b)           Notwithstanding the foregoing, the Equipment Holder hereby agrees to indemnify and hold harmless the Contract Holder, each successor and assign of the Contract Holder, as the case may be, and each of their respective officers, directors, managers, affiliates, agents and representatives from and against any claim, loss, liability, damage, settlement, cost or other expense including reasonable attorney’s fees and expenses that arise out of, relate to or are in connection with any negligent act or any negligent failure to act of the Equipment Holder in the performance of its duties hereunder or any breach by the Equipment Holder of any representation, covenant or other provision hereunder.

This Section 13.11 shall survive termination of this Agreement.

Section 13.12.  Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 13.13.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 13.14.  Limitation on Payment.  Any and all payments, including but not limited to fees, expenses and costs, to be made to the Equipment Holder under this Agreement shall be made only to the extent of funds available therefor in accordance with Section 5.13 of the Base Indenture.

Section 13.15.  Status of Parties.  The Equipment Holder is authorized pursuant to this Agreement to act as the authorized agent of the Contract Holder for the purposes set forth in this Agreement.

Section 13.16.  Limitations on Authority.  Except as expressly set forth herein, the Equipment Holder shall not be authorized to manage the affairs of the Contract Holder.  The management, policies, and operations of the Contract Holder shall be the responsibility of the Contract Holder and officers of the Contract Holder acting pursuant to and in accordance with their respective Organizational Documents and other applicable documents.

Section 13.17.  Headings and Captions.  The headings or captions in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions thereof.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized signatories of the parties hereto all as of the day and year first above written.

NuCO2 LLC

By:	NuCO2 Funding LLC, its Member

	By:	NuCO2 Inc., its Member

		By:	/s/ Eric M. Wechsler
		Name:	Eric M. Wechsler
		Title:	General Counsel

NuCO2 Supply LLC

By:	NuCO2 Funding LLC, its Member

	By:	NuCO2 Inc., its Member

		By:	/s/ Eric M. Wechsler
		Name:	Eric M. Wechsler
		Title:	General Counsel

Exhibit A

Collection Policy

Status of account	Procedure Prior to 2006	Current Procedure
31 Days Past Due	No activity	1st call to let the customer know that a payment has not been received.

45 Days Past Due	Dunning letter sent	2nd call to customer, Send Stop Service Letter. If the customer is having a billing issue then a call ticket will be created and the issue will be addressed and resolved within 5 days.

50 Days Past Due	No activity

3rd Call to Customer,
Escalate the status if national account by contacting the sales department. The Collector must receive a response from sales on the status of payment within 2 days. If they don’t get a response after 2 attempts then they notify the Sales manager.

Procedure
Status of account	Prior to 2006	Current Procedure
60 days Past Due	1st call Dunning Letter In some cases account status was changed to Accounts Receivable Hold (ARH)

4th call, the account will be put on ARH if the payment has not been received within 60 -75 days. The ARH report is reviewed by Department Manager every morning to make sure ARH accounts have not paid.

90 days Past Due

2nd call
Account would be put on hold, Sales would be contacted. Collections would follow up with sales or customer service every 30 days to see if issue has been resolved. If the collector felt the account was uncollectible then the account would be coded XX and a series of letter would be sent for 30 days. After the series of letter was sent and the payment wasn’t made then the XX collector would send the account to the agency when it became 120 days past due.

5th call. If payment has not been received, a certified letter is sent to the address on file. If a payment is not received within 90 days the Collections Clerk will L TNK the account, create Pull Tank Ticket, print the invoices and make a copy of the contract. This information is given to the Collections Manager. The Manager will review the account to validate all collection efforts, code the account 777, give the account # to the billing group to invoice the tank and give the backup to the Administrative Coordinator to send to the agency.

Status of account	Procedure Prior to 2006	Current Procedure
Acceleration: Cancellation requested by Customer or Termination initiated by Collectors	Inconsistently applied to accounts

Only for single owner locations: The contract is accelerated. The Collection Agency has been instructed that they need to try and collect the Acceleration amount or they can negotiate it down to a $500 cancelation fee. A Prestige and Chain account is accelerated once Sales has authorized.

180 days Past Due	Administrative Coordinator would be responsible for entiating the write off if the money was not collected.	The Collections Clerk is responsible for initiating the write off if the agency was unable to collect the money owed.

Account is not placed on ARH if:

•                  Payment has been received in the last 30 days, unless it is a broken Promise to Pay or they have made one payment and they still have an outstanding balance.

•                  If they have had a credit applied to their account in the last 30 days

•                  If they are part of a National Account

•                  If they are a McDonalds or Subway franchise the corporate office must be notified

•                  If there is a billing dispute pending